Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between FAT Brands Inc. (the “Company”), and Andrew A. Wiederhorn (the “Employee”).

1. Employment and Term. The Company agrees to employ Employee, and Employee agrees to be employed by the Company pursuant to this Agreement, commencing on July 1, 2021 (“Effective Date”). The parties agree that this Agreement will terminate on the third anniversary of the Effective Date (the “End Date”) unless earlier terminated as provided in Section 4 below. Subject to Section 4 below, the End Date shall be automatically extended for additional terms of successive two (2) year periods unless the Company or Employee gives written notice of the termination of Employee’s employment hereunder at least one hundred eighty (180) days prior to the expiration of the then current End Date. The final date of Employee’s employment, under any circumstances, shall be referred to herein as the “Completion Date” and the actual period of Employee’s employment from the Effective Date until the Completion Date shall be referred to herein as the “Employment Period.”

2. Position and Duties. The Company shall employ Employee during the Employment Period as Chief Executive Officer, although Employee may have such other titles in addition to or in lieu thereof as the Board of Directors of the Company (the “Board”) determines in its sole discretion. Employee shall report to and shall have such responsibilities as may, from time to time, be duly authorized or directed by the Board or their designee. Employee shall also be responsible for those duties and obligations that are normally expected to be performed by a person employed in a similar capacity. During the Employment Period, Employee shall perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder. Employee shall at all times act in the best interests of the Company. During the Employment Period, Employee shall devote his full business time, attention and effort to the affairs of the Company and shall not be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Board; provided, however, this provision is not intended to prevent Employee from making passive investments or to restrict Employee’s ability to engage in charitable, civic or community activities to the extent that such activities do not materially interfere with his duties hereunder.

3. Compensation. Employee acknowledges and agrees that his right to compensation under this Agreement shall terminate on the Completion Date except as otherwise provided hereunder. As compensation for the services to be rendered by Employee pursuant to this Agreement, the Company shall pay to Employee the following compensation:

3.1 Base Salary. During the Employment Period, the Company shall pay to Employee a base salary at the rate of Seven Hundred Fifty Thousand Dollars ($750,000.00) per annum (the “Base Salary”), payable on the Company’s regular payroll schedule. The Company shall deduct from the Base Salary paid to Employee the required federal, state and local withholding taxes, as well as any other authorized deductions. Employee shall be eligible to be considered for an annual merit-based increase of the base salary; provided, however, that the decision to give Employee an increase and the amount of such increase, if any, shall be and is in the sole discretion of the Board.

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3.2 Performance Bonus. Employee may be eligible for an annual discretionary bonus (the “Bonus”) at the sole and absolute discretion of the Board. Employee’s target annual discretionary Bonus will be up to 100% of Employee’s Base Salary and may be as high as a maximum of 300% of Employee’s Base Salary for exceptional performance in the sole discretion of the Board. Employee’s eligibility to receive a Bonus for any particular calendar year is subject to the achievement by Employee and the Company, as applicable, of personal and Company-wide targets established by the Company, and is further subject to the discretion of the Board. Employee acknowledges and agrees that nothing contained herein confers upon Employee any right to a Bonus in any year, and that whether the Company pays Employee a Bonus and the amount of any such Bonus will be determined by the Board in its sole discretion.

3.3 Equity. Employee may be eligible to receive awards of equity from time to time in the future, subject to the achievement by Employee and the Company, as applicable, of personal and Company-wide targets established by the Company, and on such terms and subject to such conditions as the Board shall determine as of the date of any such grant (“Equity”). The Company reserves the right to award any Equity as a stock option, a stock purchase right, or a restricted stock award. In the event that, upon (i) a Change in Control (ii) Employee’s continuous employment is involuntarily terminated without Cause (as defined below), or (iii) Employee resigns from continuous employment for Good Reason (as defined below), and in either case, other than as a result of Employee’s death or disability, then one hundred percent (100%) of the Equity then unvested will become vested, effective immediately prior to such Change of Control or termination of Employee’s continuous employment.

3.3.1 As used herein, “Change in Control” means (a) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below), (b) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (c) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Section 13(d) and Section 14(d) of the Securities and Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities and Exchange Act of 1934, as amended), directly or indirectly, of all of the Company’s then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if its purpose is to (A) change the jurisdiction of the Company’s incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Board. An “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.

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3.4 Benefit Plans. Except as provided more specifically herein, during the Employment Period, Employee shall be entitled to participate in the Company’s employee benefit plans or programs available to regular full-time exempt employees of the Company and their families, provided that Employee meets all eligibility requirements under those plans or programs. Unless otherwise provided herein, Employee’s participation in the employee benefit plans or programs shall be subject to the terms and conditions of said plans or programs including, without limitation, the Company’s right to amend, revise, terminate or replace the plans or programs at any time and without notice to participants. Any reduction, alteration or enhancement of the benefit plans and programs shall not be deemed to be a breach of this Agreement by the Company.

3.5 Other Benefits. During the Employment Period, for security and convenience, Employee shall be entitled to reasonable use of private aircraft for business-related travel. To the extent that the Company owns, leases, charters or otherwise has the use of a private aircraft, Employee and his family may use such private aircraft for any exclusively personal travel up to a maximum of 100 hours of flight time per calendar year; provided, however, that a flight will not be considered exclusively personal, and will not count toward the annual maximum, if the travel is at least partially necessary for a business need. In addition, the Company shall pay Employee for one annual physical examination at the Mayo Clinic, Cleveland Clinic, or an alternative medical facility of similar stature. Employee acknowledges that such benefits may be considered taxable income to Employee and Employee will be responsible for the payment of any taxes in this regard.

3.6 Paid Time Off. Employee shall be entitled to twenty-five (25) days of paid time off during each twelve (12)-month period of employment, to accrue at a rate of 2.08 days each month of regular full-time employment during the Employment Period. The parties expressly agree that Employee’s paid time off accrual shall be capped at thirty-eight (38) days, and that he may accrue additional paid time off only after his total accrued vacation time falls below that cap.

3.7 Expense Reimbursement. During the Employment Period, the Company shall reimburse Employee, in accordance with the Company’s policies and procedures, for all proper and reasonable expenses incurred by him in the performance of his duties hereunder.

4. Termination.

4.1 Death. In the event of Employee’s death, this Agreement shall automatically terminate and all rights of Employee and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease; provided, however, that benefits governed by employee benefit plans shall be subject to the terms and conditions of such plans.

4.2 Disability. If Employee is unable to carry out Employee’s essential functions of the position by reason of physical or mental incapacity or disability for more than six (6) months in any twelve (12) consecutive month period (a “Disability”) as determined and certified in writing by two (2) licensed physicians, one of which is Employee’s regular attending physician, the Board may terminate Employee’s employment for Disability upon thirty (30) days prior written notice, by a notice of Disability termination, at any time thereafter during such twelve (12) month period in which Employee is unable to carry out his duties as a result of physical or mental incapacity or disability. Such termination shall not be effective if Employee returns to the full time performance of his material duties within such thirty (30) day notice period.

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4.3 Termination by Company. The Company may terminate Employee’s employment under this Agreement at any time by providing sixty (60) days’ written notice (“Notice Period”) to Employee pursuant to Section 7 of this Agreement (“Termination Notice”). Such Termination Notice shall specify the Completion Date. The Company may elect to pay Employee through the Notice Period without requiring some or any of Employee’s services. The Company agrees to advise Employee in the Termination Notice if it will not require Employee’s services during the Notice Period. Employee agrees that Employee will continue to perform services for the Company in good faith and to the best of Employee’s abilities during the Notice Period, unless such services are expressly declined by the Company. The Company may terminate Employee’s employment for Cause under this Agreement immediately upon written notice to Employee. “Cause” shall mean any one or more of the following:

4.3.1 willful misconduct by Employee with regard to the Company or its business which has a material adverse effect on the Company, as determined by the Board;

4.3.2 the refusal of Employee to follow the proper written direction of the Board, provided that the foregoing refusal shall not be “Cause” if Employee in good faith believes that such direction is illegal, unethical, immoral or detrimental to interests of the Company or could otherwise result in a breach by Employee’s fiduciary duty and promptly so notifies the Board;

4.3.3 Employee’s admission or conviction of, or entry of a plea of nolo contendere by Employee of any felony or any lesser crime involving moral turpitude, fraud, embezzlement or theft;

4.3.4 the breach by Employee of any fiduciary duty owed by Employee to the Company which has a material adverse effect on the Company, as determined by the Board;

4.3.5 Employee’s receipt, personally or on behalf of another person, of a benefit relating to the Company that the Board considers to be in violation of a policy of the Company, applicable law, or constituting fraud, embezzlement or misappropriation;

4.3.6 any negligence, willful misconduct or personal dishonesty of Employee resulting, in the good faith determination of the Board, in a loss to the Company or any of its affiliates, successors or assigns, or in damage to the reputation of the Company or any of its affiliates, successors or assigns;

4.3.7 failure by Employee to comply with any material Company policy (i.e., harassment) as determined by the Board;

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4.3.8 breach by Employee of any of the terms of this Agreement;

4.3.9 disparagement by Employee of the Company or its employees, or engaging in any conduct that would tend to harm their reputation, as determined by the Board.

4.4 Termination by Employee. Employee may terminate his employment hereunder at any time, whether or not for Good Reason, upon sixty (60) days’ written notice to the Company. Employee agrees that Employee will continue to perform services for the Company in good faith and to the best of Employee’s abilities during the applicable notice period above, unless such services are expressly declined by the Company; and if such services are declined by the Company, or if Employee does not continue to perform services to the Company during the applicable notice period, Employee shall not be entitled to any compensation or wages subsequent to the date that the Company notifies Employee that Employee’s services are no longer required, which will be considered the Completion Date. “Good Reason” shall mean any one or more of the following:

4.4.1 any failure by the Company to comply with any material provision of this Agreement;

4.4.2 any failure or refusal of a successor to the Company or the purchaser of all, or substantially all, of the assets of the Company to assume the Company’s obligations under this Agreement.

4.5 Notice of Termination. Any termination of Employee’s employment by the Board or by Employee shall be communicated by written notice in accordance with Section 7 herein.

4.6 Completion Date. “Completion Date” shall mean the earliest of (i) the End Date, if this Agreement is not extended as provided in Section 1, (ii) if Employee’s employment is terminated because of death, the date of Employee’s death, (iii) if Employee’s employment is terminated for disability, the date of notice of disability to Employee by the Company; (iv) if Employee’s employment is terminated by the Company for Cause or by the Employee for Good Reason, the date specified in the notice of termination, and (v) if this Agreement is extended beyond the End Date as provided in Section 1, the anniversary of the Effective Date in the contract year in which the Agreement is not extended.

4.7 Compensation Upon Termination.

4.7.1 If Employee’s employment is terminated prior to the End Date, or the otherwise scheduled extended termination date as provided in Section 1, (a) by reason of Employee’s death or disability, (b) by the Board for Cause, or (c) by Employee other than for Good Reason, Employee shall be entitled to receive (i) Base Salary for services rendered through the Completion Date and not previously paid; (ii) any accrued, unused paid time off; and (iii) any amounts due Employee pursuant to the terms of the Bonus. Employee’s participation in the Company’s other employee benefit plans or programs shall cease in accordance with the terms of such plans or programs as then in effect.

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4.7.2 If Employee’s employment is terminated prior to the End Date, or the otherwise scheduled extended termination date as provided in Section 1, (a) by the Board not for Cause, or (b) by Employee for Good Reason, Employee shall be entitled to receive: (i) Base Salary for services rendered through the Completion Date and not previously paid; (ii) any accrued, unused paid time off; (iii) any amounts due Employee pursuant to the terms of the Bonus; and (iv) an amount equal to twelve (12) months’ pay at the rate of the Base Salary in effect on the Completion Date, payable in equal installments on the Company’s regular payroll schedule commencing on the first regular payroll date following the Completion Date (“Severance Pay”), so long as the Employee agrees to a full separation agreement and release of claims on terms proposed by the Company. Employee’s participation in the Company’s other employee benefit plans or programs shall cease in accordance with the terms of such plans or programs as then in effect.

5. Protection of Company Assets.

5.1 Proprietary Information. Employee acknowledges that his employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to Employee by or on behalf of the Company or any of its affiliates that (i) relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence, or (ii) is otherwise produced or acquired by or on behalf of the Company or any of its affiliates (“Proprietary Information”). Such Proprietary Information, whether in written, oral, electronic or other form, includes, but is not limited to, inventions (whether patentable or not), techniques, operational methods, trade secrets, marketing information or plans, product information or plans, personnel or customer information, business strategies, and financial information or forecasts. Without limiting the foregoing, Proprietary Information is to be broadly defined, and includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as having a confidential nature. Proprietary Information includes not only information disclosed by the Company to Employee, but also information developed or learned by Employee during the Employment Period. Notwithstanding the foregoing, Proprietary Information shall not include any information that is in or enters the public domain during the Employment Period, other than as the direct or indirect result of Employee’s action taken without the Board’s advance written permission.

5.2 Confidentiality. Proprietary Information shall at all times, both during and after the Employment Period, remain the sole and exclusive property of the Company and Employee agrees to keep the Proprietary Information strictly confidential and further agrees that he will not sell, trade, publish, or otherwise disclose it to anyone in any manner whatsoever including, without limitation, by means of photocopy, reproduction or electronic media. Employee agrees that he shall use the Proprietary Information only for the purpose of providing services to the Company under this Agreement, and specifically agrees that he will not use the Proprietary Information in subsequent employment or provision of services to any competitor of the Company. In the event Employee is requested or required to disclose any Proprietary Information pursuant to a subpoena in the course of a civil or criminal action, Employee shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order to prevent such disclosure or otherwise protect the Proprietary Information. Employee acknowledges that the unauthorized use or disclosure of Proprietary Information of the Company may be highly prejudicial to its interests, and may constitute an invasion of privacy and an improper disclosure of trade secrets.

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5.3 Defend Trade Secret Act. Nothing in this Agreement diminishes or limits any protection granted by law to trade secrets or relieves Employee of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement is intended to discourage Employee from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

5.3.1 An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.3.2 An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

5.4 Return of Company Property. Upon the Completion Date, Employee agrees to promptly return to the Company all Company property in Employee’s possession or control, including but not limited to, any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, equipment, documents, materials or property of any nature or form, or reproductions thereof developed by Employee pursuant to his employment with the Company or otherwise belonging to the Company, its successors or assigns. Employee agrees that he will not retain any tangible data, computer files, documents, and materials of any nature or form, or copies thereof, containing any Proprietary Information without advance written permission of the Company’s Board.

5.5 Non-Solicitation of Employees: Employee agrees that, during the Employment Period and for a period of one (1) years following the Completion Date, he will not, without the prior written consent of the Board, directly or indirectly: (i) use Proprietary Information to solicit, induce, or attempt to solicit or induce any Company Person (defined below) to terminate his/her employment or other relationship with the Company or any of its subsidiaries, affiliates, successors or assigns for the purpose of associating with any entity engaged in the business of the Company, or (ii) otherwise use Proprietary Information to encourage any Company Person to terminate his/her employment or other relationship with the Company or any of its subsidiaries, affiliates, successors or assigns for any other purpose or no purpose. As used herein, “Company Person” is defined as a person known to Employee to be a partner, principal, member, employee, officer, director or consultant of the Company, its successors or assigns.

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5.6 Assignment of Inventions. Employee, and Employee on behalf of Employee’s heirs and assigns, irrevocably assigns all of Employee’s rights, titles and interest, including, but not limited to, all patent, copyright and trade secret rights, in and to all inventions, ideas, designs, plans, disclosures and improvements (whether patented or unpatented) or any other works of authorship which are or may be developed, made or conceived by Employee, either alone or jointly with others, in whole or in part, during the Employment Period, and which are not generally known to the public or recognized as standard practice, and which (a) relate to methods, services, apparatus, designs, products, processes or devices manufactured, produced, designed, purchased, marketed, distributed, sold, provided or under construction or development by the Company, its predecessors or any subsidiary or affiliate of the Company, or (b) arise (wholly or partly) from Employee’s efforts in providing services as an employee to the Company (an “Invention”). Employee will communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to any such Inventions, and to execute and deliver to the Company such form of transfers and assignments and such other papers and documents as the Company may reasonably request, in writing, to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications. The Company shall pay all costs incidental to the execution and delivery of such transfers, assignments and other documents. Employee further acknowledges and agrees that any Invention or patent application made by Employee within one year following the end of the Employment Period is presumed to be the property of the Company within the provisions of this Section 5.5, unless Employee can show that the Invention made no use of Proprietary Information.

5.7 Labor Code Section 2870 Notice. Employee acknowledges and agrees that Employee has been notified and understands that the provisions of Section 2870 of the California Labor Code do not apply to any Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

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(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

5.8 Works Made for Hire; Assignment of Copyrights. Employee acknowledges and agrees that any copyrightable works prepared by Employee, either alone or jointly with others, within the scope of his employment during the Employment Period are “works made for hire” under the United States Copyright Act (17 U.S.C. §§101-810) and that the Company will be considered the author and owner of such copyrightable works. In the event that any such copyrightable works are not deemed to be “works made for hire,” on behalf of Employee and Employee’s heirs and assigns, Employee hereby irrevocably assigns all of Employee’s right, title and interest in and to such copyrightable works to the Company.

5.9 Assignment of Other Rights. In addition to the foregoing assignment of Inventions and copyrightable works to the Company, Employee, and Employee on behalf of Employee’s heirs and assigns, hereby irrevocably transfers and assigns to the Company (a) all worldwide patents, patent applications, trademark rights, design rights, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (b) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Invention. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Invention, even after termination of Employee’s employment hereunder. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent any distortion or other modification of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

5.10 Assistance. Employee agrees to assist the Company in every necessary and reasonable way to obtain for the Company and enforce patents, design rights, copyrights, mask work rights, trade secret rights and all other legal protections for the Company’s Inventions in any and all countries. Employee agrees to execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and all other intellectual property rights and legal protections. Employee acknowledges and agrees that his obligations under this Section 5 will continue beyond the termination of the Employment Period, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request on such assistance.

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5.11 Third Party Information. Employee acknowledges that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that he owes the Company and such third parties, during the Employment Period and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Company’s Board. Employee represents and warrants that Employee has not improperly taken or does not otherwise possess any documents, listings, hardware, software, discs, or any other tangible medium that embodies confidential or proprietary information from any third party, and that Employee does not intend to copy, refer to, or in any way use information that is proprietary to any third party in performing duties for the Company.

5.12 Damages. The parties agree that money damages would not be a sufficient remedy for any breach of Section 5 of this Agreement and that the Company will also be entitled to equitable remedies, including an injunction, as a remedy for any such breach.

5.13 Survival. Employee expressly acknowledges and agrees that the rights and obligations under Section 5 of this Agreement shall continue and survive the expiration or termination of this Agreement, for the periods and as specified herein.

6. Arbitration. The parties agree that any dispute or controversy between the Company and Employee, whether arising out of or relating to this Agreement, Employee’s employment with the Company, the termination of such employment, or otherwise, shall be submitted to binding arbitration before a single arbitrator as set forth in Appendix A attached hereto and incorporated herein in its entirety; provided, however, that this provision shall not limit the Company’s rights under Section 5.11 herein.

7. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section), (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section, or (iii) sent by electronic mail to the following electronic mail address of the other party hereto (or such other electronic mail address for such party as shall be specified by notice given pursuant to this Section), with a confirmatory copy maintained by the sending party showing such electronically mailed notice was read by the recipient:

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If to the Company, to:

FAT Brands Inc.

Attention: Ken Kuick, CFO

9720 Wilshire Blvd., Suite 500

Beverly Hills, CA 90212

E-mail:

If to Employee, to:

Andrew A. Wiederhorn

9720 Wilshire Blvd., Suite 500

Beverly Hills, CA 90212

Email:

8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9. Entire Agreement. Except as specifically provided herein, this Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. This Agreement may not be modified other than by a written agreement executed by Employee and the Company.

10. Successors/Assigns & Change In Control. This Agreement is personal to Employee and shall not be assignable by Employee. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may assign and transfer its rights and obligations under this Agreement, by operation of law or otherwise, to any successor to all or substantially all of its equity ownership interests, assets or business by dissolution, merger, consolidation, transfer of assets, or otherwise as permitted under the Company’s charter documents and California law. Except as stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to principles of conflict of laws.

12. Representations and Warranties. Employee represents, warrants and agrees that he has all right, power, authority and capacity, and is free to enter into this Agreement; that by doing so, Employee will not violate or interfere with the rights of any other person or entity; and that Employee is not subject to any contract, understanding or obligation that will or might prevent, interfere or conflict with or impair the performance of this Agreement by Employee. Employee further represents, warrants, and agrees that he will not enter into any agreement or other obligation while this Agreement is in effect that might conflict or interfere with the operation of this Agreement or his obligation hereunder. Employee agrees to indemnify and hold the Company harmless with respect to any losses, liabilities, demands, claims, fees, expenses, damages and costs (including attorneys’ fees and costs) resulting from or arising out of any claim or action based upon Employee’s entering into this Agreement.

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13. Waiver. No waiver of any breach of any term of this Agreement shall be construed to be, nor shall be, a waiver of any breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

14. Application of Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code. In the event that any payment under this Agreement does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code.

15. Attorneys’ Fees. In the event of any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or any breach hereof, including litigation, mediation or arbitration proceedings, the Prevailing Party shall be entitled to recover from the losing party all reasonable attorneys’ and expert witness fees, costs and expenses incurred in connection with such claim or dispute. “Prevailing Party” within the meaning of this Section shall include, without limitation, a party who successfully brings/defends an action against the other party for sums allegedly due or performance of covenants allegedly breached, or that party who obtains/defends substantially the relief sought in the action, whether in arbitration or litigation.

16. Cooperation. Employee agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of his employment, in connection with any litigation or other proceeding arising out of or relating to matters in which he was involved prior to the termination of his employment. Employee acknowledges and agrees that his obligations under this Section will continue beyond the termination of the Employment Period, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request.

17. Construction. The rule that a contract is construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof. Any headings and captions used herein are only for convenience and shall not affect the construction or interpretation of this Agreement.

18. Legal Representation. Employee acknowledges that he understands that this is a legally binding contract and that he has been encouraged to and has had a reasonable opportunity to consult with legal counsel of his choice prior to execution.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same original instrument. Photocopies or PDF versions of such signed counterparts may be used in lieu of the originals for any purpose.

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IN WITNESS HEREOF, the parties hereto execute and effectuate this Agreement as of the last date stated below.

Dated: 11/18/21	By:	/s/ Andrew A. Wiederhorn
Andrew A. Wiederhorn

FAT BRANDS INC.

Dated: 11/18/21	By:	/s/ Ken Kuick
Ken Kuick
CFO

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APPENDIX A
AGREEMENT TO ARBITRATE

Employee understands and agrees that any dispute arising out of Employee’s employment with the Company will be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq., and resolved by a neutral arbitrator in a binding arbitration conducted in the city in which Employee is employed and administered by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance with the then current JAMS’ Employment Arbitration Rules and Procedures (the “Arbitration Rules”) which may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. Employee agrees that in the event the Federal Arbitration Act does not apply, that any dispute arising out of his employment will be governed by the California Arbitration Act.

Claims Covered By Arbitration. Employee and the Company agree that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, equity holder or benefit plan of the Company) arising out of, relating to or resulting from Employee’s employment with the Company or the termination of Employee’s employment with the Company shall be subject to final and binding arbitration. The disputes that the parties agree to submit to final and binding arbitration and thereby agree to waive any right to trial by jury include any statutory claims under any local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Workers Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Genetic Information Nondiscrimination Act of 2008, the California Business and Professions Code and the California Labor Code, as well as any common law claims of harassment, discrimination, wrongful termination, retaliation, fraud, negligent misrepresentation, breach of contract and willful misconduct, as well as any claims for unpaid wages, salary, commissions, bonus or other compensation, including any claims relating to the grant of any right to receive or acquire equity in the Company. Employee further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Employee.

Claims/Remedies Excluded From Arbitration. Notwithstanding the foregoing Paragraph, the following individual claims shall not be subject to this Agreement: (a) claims within the jurisdictional limit of California’s Small Claims Court; (b) claims brought under the California Workers’ Compensation Act; (c) claims for administrative relief with any local, state or federal administrative body (such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the National Labor Relations Board); (d) claims pertaining to any of Employer’s employee welfare, insurance, benefit, and pension plans that provide their own claims and appeals procedure for challenging any denial of benefits; and (e) claims that applicable laws do not permit to be resolved by final and binding arbitration. In addition, either party may seek a temporary restraining order, preliminary injunction or other provisional injunctive or declaratory relief in any court of competent jurisdiction to ensure that the relief sought in arbitration is not rendered ineffectual by any interim harm. Employee agrees that any party may petition the court for provisional injunctive relief, and seek permanent injunctive relief from the arbitrator, where either party alleges or claims a violation of any agreement between the parties regarding trade secrets, confidential information, non-solicitation or Labor Code section 2870. Employee understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefore and both parties hereby consent to the issuance of an provisional and/or permanent injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees

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Arbitration Procedure. Employee and the Company will jointly select the neutral arbitrator in the manner provided in the Arbitration Rules. The arbitrator’s award will be provided in writing, as required by the Arbitration Rules, and such writing shall include findings of fact and conclusions of law. Discovery will be permitted prior to the arbitration hearing in the nature and manner, as the arbitrator considers necessary to obtain a full and fair exploration of the issues in dispute, pursuant to the Arbitration Rules. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The parties also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees, costs and equitable relief, available under applicable law. The Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Employee shall pay any filing fees associated with any arbitration Employee initiates, but only so much of the filing fees as Employee would have instead paid had Employee filed a complaint in a court of law (unless the arbitrator finds that such fees would be waived under applicable law if the action were filed in court). Employee understands that a claim under this arbitration provision must be filed with JAMS within the time limit established by the applicable statute of limitations.

Arbitration Is Sole Remedy For Covered Claims. Except as provided by applicable law and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and the Company for all claims covered by this Agreement. Accordingly, except as otherwise provided in the Rules and this Agreement, neither party will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted. Either party also may seek to confirm and enforce the arbitration award in any court of competent jurisdiction.

Individual Claims Only. The Company and Employee agree that all claims pursued against each other will be on an individual basis. To that end, the Company and Employee hereby waive their right to commence, to become a party to, or to remain a participant in, any group, representative, class, collective, or hybrid class/collective action, with the exception of a Private Attorney General Act claim, in any court, arbitration, proceeding, or any other forum, against the other. The parties agree that any claim by or against the Company or Employee shall be heard in arbitration without joinder of parties or consolidation of such claim with any other person or entity’s claim, except as otherwise agreed to in writing by the Company and Employee.

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